Exhibit 99.1

                XL Capital Ltd
                    XL House
                    One Bermudiana Road
                    P. O. Box HM 2245
                    Hamilton HM JX
                    Bermuda

                    Phone: (441) 292-8515
                    Fax:      (441) 292-5280

Contact:        David Radulski                                 Roger R. Scotton
 Investor Relations                                Media Relations
 (441) 294-7460                                   (441) 294-7165

XL CAPITAL REPORTS SECOND QUARTER 2006 NET INCOME OF $377.1 MILLION, OR $2.10 PER ORDINARY SHARE

First-Half 2006 Net Income of $835.6 million, or $4.64 per ordinary share

Second Quarter Highlights

•	“Net income excluding net realized gains and losses”[1] was $375.8 million, or $2.10 per ordinary share
•	Combined ratio was 90.0%
•	Total net investment income increased 28.9% to $473.6 million
•	Contribution from financial operations was $59.9 million
•	Cash flow from operations was $726.5 million
•	Annualized return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses”[1], was 18.8%

    HAMILTON, BERMUDA, July 26, 2006 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended June 30, 2006 of $377.1 million, or $2.10 per ordinary share, compared with net income of $135.9 million, or $0.97 per ordinary share, for the quarter ended June 30, 2005. “Net income excluding net realized gains and losses”1 for the second quarter of 2006 was $375.8 million, or $2.10 per ordinary share, compared with $101.3 million, or $0.72 per ordinary share, for the prior year period.

1   Defined as net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, herein referred to as “net income excluding net realized gains and losses”. “Net income excluding net realized gains and losses” is a non-GAAP measure. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

    Included in both net income and ”net income excluding net realized gains and losses” for the quarter ended June 30, 2005 was a prior year reserve strengthening for the Company’s North American Reinsurance operations of $186.3 million, after tax. The prior year quarter also included a charge of $63.3 million, after tax, related to an increase in future policy benefit reserves and a write off of deferred acquisition costs with respect to certain novated blocks of U.S.-based term-life mortality business.

    Commenting on the current quarter results, President and Chief Executive Officer Brian M. O’Hara said: “I am pleased to report the momentum generated with our first quarter’s record results continued in the second quarter. Our risk management initiatives are well under way, our underwriting results are solid, and our investment performance is strong. The IPO of SCA, our financial guaranty business, is on track. We remain committed to generating attractive returns and XL is well-positioned to take advantage of the opportunities presented by current market conditions”.

    For the first half of 2006, net income available to ordinary shareholders was $835.6 million, or $4.64 per ordinary share, compared with $578.8 million, or $4.14 per ordinary share, in the first half of 2005. “Net income excluding net realized gains and losses” for the same period was $781.4 million, or $4.34 per ordinary share, as compared with $447.8 million, or $3.20 per ordinary share, in the first half of 2005.

SEGMENT HIGHLIGHTS - SECOND QUARTER 2006 VERSUS SECOND QUARTER 2005

Insurance General Operations

Underwriting profit for the quarter ended June 30, 2006 was $37.0 million compared with $149.9 million in the prior year period. This decrease was due mainly to a foreign exchange loss of $46.3 million in the current quarter as opposed to a gain of $34.1 million in the prior year quarter.

•
Gross premiums written decreased 3.0% primarily as a result of corporate risk management initiatives. Net premiums written decreased by 0.4%, or 6.3% excluding the positive impact of a commutation of a ceded reinsurance contract of $65.1 million in the current quarter.

•	Net premiums earned decreased 2.4%, or 8.6% excluding the impact of the commutation premium noted above. This decrease was primarily due to lower net premiums written over the previous twelve months.

•	The combined ratio was 92.6%. The loss ratio excluding the impact of the commutation was 64.4%, relatively flat as compared with 64.2% in the prior year quarter.

Reinsurance General Operations

Underwriting profit for the quarter ended June 30, 2006 was $113.7 million compared with an underwriting loss of $104.5 million for the prior year period. The prior year period included a net prior year reserve increase of $186.3 million, after tax, for the Company’s North American reinsurance operations. In addition, there was a foreign exchange gain of $21.1 million in the current quarter as opposed to a loss of $21.9 million in the prior year quarter.

•
Gross and net premiums written increased 15.0% and 26.5%, respectively, primarily due to certain premium adjustments of $54.7 million in the current quarter. Excluding these adjustments, the increase was 4.2% and 12.5%, respectively, with the increase in net premiums written due to lower ceded premiums in the current quarter.

•
Net premiums earned decreased 0.2%, including the earned impact of the above premium adjustments. Excluding these adjustments, the decrease was 6.4% reflecting the effects of lower net premiums written over the previous twenty four months.

•
The combined ratio was 85.9% compared with 112.2% in the prior year period, or 83.9% excluding the reserve increase related to the Company’s North American reinsurance operations in the prior period, principally reflecting higher acquisition costs in the current quarter.

Reinsurance Life and Annuity Operations

Gross premiums written were $189.2 million compared with $1.9 billion in the prior year quarter. The prior year quarter included a $1.8 billion U.K. annuity reinsurance transaction. Net income was $18.1 million as compared with a net loss of $55.9 million in the second quarter last year. The net loss in the prior year period included a $37.4 million increase in policy benefit reserves and a $25.9 million write off of deferred acquisition costs with respect to certain novated blocks of U.S.-based term-life mortality reinsurance business.

Financial Products and Services Operations

Total contribution for the segment was $59.9 million, an increase of $25.3 million, driven by higher net income from financial guaranty operations, primarily as a result of net premiums earned due to early terminations of certain insured transactions. In addition, net income from financial affiliates was $12.3 million as compared with a net loss of $7.4 million in the prior year quarter. These increases were partially offset by lower net gains from structured derivatives.

Investment Operations

Net investment income from general operations increased 24.7% from the prior year period to $261.4 million due to a continued rise in average yields and higher investment asset base. The prior year quarter included income related to the close out of a structured credit investment of $28.6 million. Excluding this income in the prior year quarter, net investment income from general operations increased 44.3%. Net income from investment affiliates was $28.8 million in the second quarter of 2006 compared with a net loss of $10.8 million in the second quarter of 2005.

Net realized losses on investments were $23.6 million in the quarter, compared with net realized gains of $90.1 million in the prior year period. Net unrealized losses on investments, net of tax, were $253.6 million at June 30, 2006 compared with net unrealized gains of $103.7 million and $502.9 million at March 31, 2006 and December 31, 2005, respectively. This decrease of $357.3 million for the quarter and $756.5 million for the six months ended June 30, 2006, was primarily due to the rise in U.S., United Kingdom and Euro-Zone interest rates during these periods.

Other Items

Total operating expenses were $279.5 million in the quarter, up from $248.9 million in the prior year period. Cash flow from operations was $726.5 million, as compared with $2.4 billion in the prior year quarter. The prior year quarter included the U.K. annuity reinsurance transaction of $1.8 billion.

# # #

    The Company will host a conference call to discuss its second quarter 2006 results on Thursday, July 27, 2006 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID # 2458767. The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on July 27, 2006 through midnight Eastern time on August 27, 2006. A slide presentation accompanying the Company’s discussion of its second quarter results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

    A telephone replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern time on July 27, 2006 until 1:00 p.m. Eastern time on August 17, 2006 by dialing (800) 642-1687 or (706) 645-9291, Conference ID #2458767. An unaudited financial supplement relating to the Company’s second quarter 2006 results is available on its website located at www.xlcapital.com.

    XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2006, XL Capital Ltd had consolidated assets of approximately $58.5 billion and consolidated shareholders’ equity of $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

    This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL’s claims relating to hurricane and other catastrophe losses in 2005; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Six Months Ended
Income Statement Data:	June 30		June 30
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Revenues:
Gross premiums written :
- general operations	$1,954,437	$1,920,639	$4,995,815	$5,292616
- life and annuity operations	189,174	1,942,748	288,816	2,033,757
- financial operations	152,570	102,450	254,063	163,397

Net premiums written :
- general operations	1,546,929	1,459,704	3,989,093	4,307,724
- life and annuity operations	179,678	1,933,008	270,146	2,014,264
- financial operations	148,220	100,386	244,526	153,015

Net premiums earned :
- general operations	1,701,006	1,727,561	3,367,430	3,493,830
- life and annuity operations	179,894	1,933,215	270,559	2,014,686
- financial operations	103,690	51,992	165,150	103,687
Net investment income	473,622	367,401	937,364	675,606
Net realized gains on investments	(23,604)	90,055	(839)	150,726
Net realized and unrealized (losses) gains on derivatives	29,238	(47,941)	78,089	(2,763)
Net (loss) income from investment affiliates	28,849	(10,774)	135,242	59,738
Fee income and other	6,630	(3,048)	19,592	14,112
Total revenues	$2,499,325	$4,108,461	$4,972,587	$6,509,622
Expenses:
Net losses and loss expenses incurred	$1,119,561	$1,261,707	$2,216,685	$2,404,768
Claims and policy benefits	232,453	2,020,664	375,333	2,146,291
Acquisition costs	295,512	310,988	562,599	605,382
Operating expenses	279,464	248,950	541,025	496,106
Exchange (gains) losses	22,693	(10,693)	53,442	229
Interest expense	134,632	97,766	262,501	186,052
Amortization of intangible assets	420	3,043	1,515	5,836
Total expenses	$2,084,735	$3,932,425	$4,103,100	$5,844,664

Net income before minority interest, income tax and net income from operating affiliates	$414,590	$176,036	$959,487	$664,958
Minority interest in net income of subsidiary	-	2,079	2,258	4,354
Income tax	66,437	41,776	133,073	94,650
Net (income) from operating affiliates	(39,016)	(13,794)	(31,596)	(33,046)

Net income	$387,169	$145,975	$855,752	$599,000
Preference share dividends	(10,080)	(10,080)	(20,160)	(20,160)
Net income available to ordinary shareholders	$377,089	$135,895	$835,592	$578,840

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
Income Statement Data (continued):	June 30		June 30
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Weighted average number of ordinary shares and ordinary share equivalents:
Basic:	178,728	138,948	179,631	138,488
Diluted:	179,198	140,404	180,069	139,841

Per Share Data:
Net income available to ordinary shareholders	$2.10	$0.97	$4.64	$4.14

Ratios - General insurance and reinsurance operations
Loss ratio	62.0%	72.0%	62.9%	68.1%
Expense ratio	28.0%	25.9%	26.9%	25.6%

Combined ratio	90.0%	97.9%	89.8%	93.7%

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	June 30, 2006	December 31, 2005
	(Unaudited)

Total investments available for sale	$36,403,324	$35,724,439

Cash and cash equivalents	2,566,768	3,693,475

Investments in affiliates	2,021,256	2,046,721

Unpaid losses and loss expenses recoverable	6,148,443	6,441,522

Total assets	58,527,353	58,454,901

Unpaid losses and loss expenses	23,733,500	23,767,672

Deposit liabilities	7,559,896	8,240,987

Future policy benefit reserves	6,069,691	5,606,461

Unearned premiums	6,372,442	5,388,996

Notes payable and debt	3,367,887	3,412,698

Total shareholders’ equity	8,547,284	8,471,811

Book value per ordinary share	$44.51	$44.31

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and six months ended June 30, 2006 and 2005 (U.S. dollars in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30		June 30
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Net income available to ordinary shareholders	$377.1	$135.9	$835.6	$578.8

Net realized losses (gains) on investments, net of tax	26.2	(86.2)	1.0	(143.9)

Net realized and unrealized (gains) losses on investment derivatives, net of tax	(25.7)	65.1	(55.3)	36.3

Net realized and unrealized (gains) losses on credit and structured financial derivatives, net of tax	(1.8)	(13.5)	0.1	(23.4)

Net income excluding net realized gains and losses (Note 1)	$375.8	$101.3	$781.4	$447.8

Per ordinary share results:
Net income available to ordinary shareholders	$2.10	$0.97	$4.64	$4.14

Net income excluding net realized gains and losses (Note 1)	$2.10	$0.72	$4.34	$3.20

Weighted average ordinary shares outstanding:
Basic	178,728	138,948	179,631	138,488
Diluted	178,198	140,404	180,069	139,841

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$8,001.4	$7,575.9	$7,992.0	$7,537.7

Net income excluding net realized gains and losses (Note 1)	$375.8	$101.3	$781.4	$447.8

Annualized net income excluding net realized gains and losses (Note 1)	$1,503.4	$405.2	$1,562.8	$895.6

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 1)	18.8%	5.3%	19.6%	11.9%

Note 1: Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

Comment on Regulation G

This press release contains the presentation of (i) ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This presentation includes the use of ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guaranty operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. The Company establishes target ROE’s for its total operations, segments and lines of business. If the Company’s ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.